As Filed with the United States Securities and Exchange Commission on March 10, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COMCAST CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	27-0000798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Comcast Center

Philadelphia, PA 19103-2838

(215) 286-1700

(Address of Principal Executive Offices)

COMCAST CORPORATION 2005 DEFERRED COMPENSATION PLAN

(Full title of the plan)

Arthur R. Block

Executive Vice President, General Counsel and Secretary

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

(Name and address of agent for service)

(215) 286-1700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Deferred Compensation Obligations	$500,000,000	100%	$500,000,000	$50,350

(1)	The deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the Comcast Corporation 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) and relate to obligations to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Deferred Compensation Plan in accordance with the terms of the Deferred Compensation Plan. The Deferred Compensation Obligations incurred by Comcast Corporation (the “Registrant”) under the Deferred Compensation Plan will be unsecured general obligations of the Registrant.
(2)	Estimated pursuant to rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register an additional $500,000,000 of Deferred Compensation Obligations of the Registrant under the Deferred Compensation Plan, which are securities of the same class and relate to the same employee benefit plan as those shares registered on the Registrant’s registration statements on Form S-8 previously filed with the Commission on February 12, 2014 (Registration No. 333-193903), February 23, 2012 (Registration No. 333-179638), January 4, 2006 (Registration No. 333-130845) and December 8, 2004 (Registration No. 333-121082), all of which are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, as filed with the Commission by the Registrant are incorporated by reference in this Form S-8 Registration Statement and made a part hereof:

a.	The Registrant’s Current Report on Form 8-K filed with the Commission on February 23, 2016;

b.	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Commission on February 5, 2016 (excluding the financial statements of NBCUniversal Media, LLC, and the associated report of NBCUniversal Media, LLC’s independent registered public accounting firm included in such Annual Report); and

c.	The description of the Registrant’s common stock included under the caption “Amended and Restated Description of our Class A Common Stock” in Item 3.03 of Registrant’s Current Report on Form 8-K filed with the Commission on December 15, 2015.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, but excluding any financial statements of NBCUniversal Media, LLC, and any associated report of NBCUniversal Media, LLC’s independent registered public accounting firm included in any such documents, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The information disclosed in this Item 4 provides a summary of the deferral provisions of the Deferred Compensation Plan, as amended through the date of this Registration Statement.

The following description of the Deferred Compensation Obligations of the Registrant under the Deferred Compensation Plan is qualified by reference to the Deferred Compensation Plan, which is included as an exhibit to this Registration Statement. Capitalized terms used and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Deferred Compensation Plan.

The Deferred Compensation Obligations incurred by the Registrant under the Deferred Compensation Plan will be unsecured general obligations of the Registrant to pay the compensation deferred in accordance with the terms of the Deferred Compensation Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant. Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Deferred Compensation Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

Under the Deferred Compensation Plan, the Registrant will provide Eligible Employees of the Registrant and each of the Registrant’s subsidiaries which is a Participating Company, and Outside Directors, with the opportunity to elect to defer all or a portion of the compensation to be received from the Registrant or another Participating Company, provided that sales commissions or similar payments or awards or Severance Pay shall not be included as compensation for purposes of the Deferred Compensation Plan.

Except for amounts credited to the Accounts of Participants who are Outside Directors who have elected to defer receipt of Compensation payable in the form of the Common Stock, all amounts credited to Participant’s Accounts will be credited with income, gains and losses as if it were invested in the Income Fund. Amounts credited to the Accounts of Outside Directors in the form of Common Stock will be credited with income, gains and losses as if it were invested in the Company Stock Fund. Distributions of amounts credited to the Company Stock Fund with respect to Outside Directors’ Accounts will be distributable in the form of Common Stock, rounded to the nearest whole share.

As defined in the Deferred Compensation Plan, the Income Fund is a hypothetical investment fund pursuant to which income, gains and losses are credited to a Participant’s Account as if such Account, to the extent deemed invested in the Income Fund, were credited with interest at the Applicable Interest Rate. As defined in the Deferred Compensation Plan, effective beginning in 2013 for eligible employees of the Company’s subsidiary NBCUniversal LLC, and generally effective for deferred amounts credited beginning in 2014 for eligible employees of the Company, the Applicable Interest Rate means 9% per annum, compounded annually as of the last day of the calendar year (the “Standard Applicable Interest Rate”), except to the extent the Compensation Committee of the Board (the “Committee”), in its sole discretion, designated for the period extending from the date of a Participant’s termination of employment to the date of his or her Account’s distribution in full an Applicable Interest Rate equal to the lesser of (i) the Standard Applicable Interest Rate and (ii) the Prime Rate plus one percent, compounded annually as of the last day of the calendar year. The Applicable Interest Rate for eligible employees of the Company (other than NBCUniversal) for years before 2014 is 12% per annum, compounded annually.

As defined in the Deferred Compensation Plan, the Company Stock Fund is a hypothetical investment fund pursuant to which income, gains and losses are credited to a Participant’s Account as if the Account, to the extent deemed invested in the Company’s Stock Fund, were invested in hypothetical shares of Common Stock and all dividends and other distributions paid with respect to Common Stock were temporarily credited to the Income Fund.

Except as otherwise provided in the case of a liquidation of the Registrant or a Change of Control, each Participant is permitted to specify by election the method of distribution of any amount credited to his or her Account. Under the terms of the Deferred Compensation Plan, a Participant may elect from among the following methods of distribution: (i) a lump sum payment; and (ii) substantially equal annual or monthly installments over a period of five, ten or 15 years.

Notwithstanding the terms of an election, if, upon the written application of a Participant, the Committee determines that such Participant has a financial emergency of such a substantial nature and beyond the individual’s control that payment of amounts previously deferred under the Deferred Compensation Plan is warranted, the Committee, in its sole discretion, may authorize the immediate distribution to the Participant of all or a portion of his or her Account.

The Deferred Compensation Plan provides that the Registrant shall give Participants at least 30 days’ notice (or, if not practicable, such shorter notice as may be reasonably practicable) prior to the anticipated date of the consummation of a liquidation of the Registrant or a Change of Control (each a “Terminating Event”). To the extent permitted by the AJCA, the Registrant may, in its discretion, provide in such notice that notwithstanding any other provision of the Deferred Compensation Plan or the terms of any election, upon the consummation of a Terminating Event, the Account balance of each Participant shall be distributed in full.

Whether or not the Registrant is a Participant’s employer, all compensation deferred under the Deferred Compensation Plan will continue for all purposes to be a part of the general funds of the Registrant and the Participant’s Account will at all times represent the general obligation of the Registrant. Each Participant will be a general creditor of the Registrant with respect to all of the Registrant’s Deferred Compensation Obligations to the Participant under the Deferred Compensation Plan, and will not have a secured or preferred position with respect to his or her Account. Nothing contained in the Deferred Compensation Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind or to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages. Under the terms of the Deferred Compensation Plan, the right of a Participant in or to an Account, benefit or payment under the Deferred Compensation Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and no such Account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, attachment, execution, garnishment, assignment or encumbrance.

The Registrant, by action of the Board or the Committee, without the consent of the Participants, may amend or modify the Deferred Compensation Plan at any time, except that no such action shall change the Applicable Interest Rate with respect to the portion of a Participant’s Account that is attributable to an election made with respect to compensation earned in a calendar year and filed with the Committee before the date of such action. The Registrant, by action of the Board, reserves the right at any time, or from time to time, to terminate the Deferred Compensation Plan.

Item 8.	Exhibits.

4.1	Comcast Corporation 2005 Deferred Compensation Plan, as amended and restated effective May 20, 2015 (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015)

5.1	Opinion of Pepper Hamilton LLP (re: validity)

5.2	Opinion of Pepper Hamilton LLP (re: ERISA)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2)

24.1	Power of Attorney (contained in the signature pages hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on March 10, 2016.

COMCAST CORPORATION

By:	/s/ Lawrence J. Salva
Name:	Lawrence J. Salva
Title:	Executive Vice President and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Brian L. Roberts, Michael J. Cavanagh, David L. Cohen, Arthur R. Block and Lawrence J. Salva and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian L. Roberts	Chairman and CEO; Director	March 10, 2016
Brian L. Roberts	(Principal Executive Officer)

/s/ Michael J. Cavanagh	Senior Executive Vice President and CFO	March 10, 2016
Michael J. Cavanagh	(Principal Financial Officer)

/s/ Lawrence J. Salva	Executive Vice President and Chief Accounting Officer	March 10, 2016
Lawrence J. Salva	(Principal Accounting Officer)

/s/ Kenneth J. Bacon	Director	March 10, 2016
Kenneth J. Bacon

/s/ Madeline S. Bell	Director	March 10, 2016
Madeline S. Bell

/s/ Sheldon M. Bonovitz	Director	March 10, 2016
Sheldon M. Bonovitz

/s/ Edward D. Breen	Director	March 10, 2016
Edward D. Breen

/s/ Joseph J. Collins	Director	March 10, 2016
Joseph J. Collins

Signature	Title	Date

/s/ J. Michael Cook	Director	March 10, 2016
J. Michael Cook

/s/ Gerald L. Hassell	Director	March 10, 2016
Gerald L. Hassell

/s/ Jeffrey A. Honickman	Director	March 10, 2016
Jeffrey A. Honickman

/s/ Eduardo G. Mestre	Director	March 10, 2016
Eduardo G. Mestre

/s/ Johnathan A. Rodgers	Director	March 10, 2016
Johnathan A. Rodgers

/s/ Dr. Judith Rodin	Director	March 10, 2016
Dr. Judith Rodin

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Comcast Corporation 2005 Deferred Compensation Plan, as amended and restated effective May 20, 2015 (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015)

5.1	Opinion of Pepper Hamilton LLP (re: validity)

5.2	Opinion of Pepper Hamilton LLP (re: ERISA)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2)

24.1	Power of Attorney (contained in the signature pages hereto)